EXHIBIT 99.2
   Media Contact: Kekst & Co.             STILWELL
      Michael Herley (212-521-4897)       FINANCIAL INC.

                                                     920 Main Street, 21st Floor
                                                    Kansas City, Missouri  64105

Investors Contact:                                               NYSE Symbol: SV
  Landon H. Rowland (816-218-2416)
    Chairman, President and CEO
  Daniel P. Connealy (816-218-2412)       Release No. 2001-23    October 1, 2001
    Vice President and Chief Financial Officer

                                 {News Release}
                         STILWELL FINANCIAL INC. REPORTS
                    ASSETS UNDER MANAGEMENT AND THIRD QUARTER
                      EARNINGS CONFERENCE CALL INFORMATION

Kansas City, Missouri

         Stilwell Financial Inc. ("Stilwell" or the "Company"; NYSE: SV) announced that preliminary assets under management as of the close of market on September 30, 2001 totaled approximately $170 billion. Preliminary average assets under management for the quarter ended September 30, 2001 totaled approximately $198 billion. For the nine months ended September 30, 2001, preliminary average assets under management were approximately $223 billion.

Third Quarter 2001 Earnings Presentation Conference Call Information

         The Company expects to report results for third quarter 2001 prior to its Earnings Presentation at the JPMorgan Chase New York office located at 270 Park Avenue, 11th Floor at 1:00 pm EDT on October 25, 2001. Shareholders and other interested parties who are not able to attend the presentation in person are invited to listen to the presentation via the telephone. To listen, please call (800) 406-5345 or (913) 981-5571, code #640404, at least ten minutes prior to the 1:00 EDT start time of the presentation. The accompanying slides to the presentation are expected to be available on the updated Stilwell web site (http://www.stilwellfinancial.com) on the morning of October 25, 2001. Additionally, a replay of the presentation will be available by calling (719) 457-0820 or (888) 203-1112, code #640404. The replay will be available for one week.

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         Stilwell is a diversified, global financial services company with operations through its subsidiaries and affiliates in North America, Europe and Asia. The primary entities comprising Stilwell are Janus Capital Corporation, an approximately 91.6% owned subsidiary; Berger LLC, of which Stilwell owns 100% of the preferred limited liability company interests and approximately 87% of the regular limited liability company interests; Nelson Money Managers Plc, an 80% owned subsidiary; and DST Systems, Inc., an equity investment in which Stilwell holds an approximate 33% interest.

                               * * * * * * * * * *

This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Stilwell's Registration Statement on Form 10 dated June 15, 2000 and Stilwell's Annual Report on Form 10-K for the year ended December 31, 2000, both on file with the Securities and Exchange Commission (Commission file no. 001-15253). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

                              ............. The End